Exhibit 99

[Alcoa logo]

Investor Contact	Media Contact
Kelly Pasterick	Libby Archell
(212) 836-2674	(212) 836-2719

Alcoa Reports Fourth Quarter Income From Continuing

Operations of $0.21 Per Share; Income of $0.06 Per Share

Excluding Special Items

Company Ends 2012 in Strong Liquidity Position;

Record Results in Mid and Downstream

Forecasting 7 Percent Growth in Global Aluminum Demand in 2013

4Q 2012 Highlights

•	Income from continuing operations of $242 million, or $0.21 per share; excluding special items, income from continuing operations of $64 million, or $0.06 per share

•	Revenue of $5.9 billion, up 1 percent sequentially, down 2 percent from 4Q 2011

•	Cash from operations of $933 million, up $670 million from 3Q 2012

•	Free cash flow of $535 million

•	Strong liquidity with cash on hand of $1.9 billion

•	Record low 24 days working capital

•	Record results in Global Rolled Products, Engineered Products & Solutions

•	Forecasting 7 percent growth in global aluminum demand in 2013

Full-Year 2012 Highlights

•	Income from continuing operations of $191 million, or $0.18 per share; excluding special items, income from continuing operations of $262 million, or $0.24 per share

•	Revenue of $23.7 billion, down 5 percent from 2011, on lower LME pricing

•	Cash from operations of $1.5 billion

•	Free cash flow of $236 million

•	Debt-to-capital ratio 35 percent; Net debt-to-capital ratio 30 percent

•	Debt of $8.8 billion; Net debt of $7 billion, lowest level since 2006

•	Record results in Global Rolled Products, Engineered Products & Solutions

•	531,000 metric tons of smelting capacity taken offline to improve competitive position

New York, Jan. 8, 2013 – Alcoa (NYSE:AA) today reported income from continuing operations of $242 million, or $0.21 per share, in fourth quarter 2012. Excluding the net positive impact of special items, income from continuing operations was $64 million, or $0.06 per share.

Fourth quarter 2012 income compares to a loss from continuing operations of $143 million in third quarter 2012, and a loss of $193 million in fourth quarter 2011.

For the full-year 2012, Alcoa reported income from continuing operations of $191 million, or $0.18 per share, compared with $614 million, or $0.55 per share, in 2011. Year-on-year the realized aluminum price fell 12 percent, equating to roughly $1 billion in market impact.

Despite low aluminum prices, Alcoa generated full-year income and met all of its cash sustainability targets for the fourth consecutive year, ending 2012 in a strong cash position. The Company delivered $1.3 billion in productivity and overhead improvements, reduced days working capital by three days, and ended the year in a strong liquidity position with net debt at its lowest level since 2006 and $1.9 billion cash on hand.

“Alcoa hit record profitability in our mid and downstream businesses, and continued to drive efficiency in our upstream businesses in the fourth quarter, all while cutting debt and maintaining our cash position,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer.

“We overcame volatile metal prices and global economic instability to deliver on our targets for the fourth year in a row. We enter 2013 in a strong position to maximize profitable growth.”

In 2013, Alcoa sees global aluminum demand growth of 7 percent, up from 6 percent in 2012 and ahead of the 6.5 percent rate required to meet the Company’s forecast of a doubling in global aluminum demand between 2010 and 2020. Aluminum demand grew 10 percent in 2011 on top of 13 percent growth in 2010.

In 2013, Alcoa projects global growth in the aerospace (9-10 percent), automotive (1-4 percent), commercial transportation (2-7 percent), packaging (2-3 percent), building and construction (4-5 percent), and industrial gas turbine (3-5 percent) markets.

Fourth Quarter 2012

Alcoa reported fourth quarter 2012 net income of $242 million, or $0.21 per share, compared to a net loss of $143 million, or $0.13 per share, in third quarter 2012 and $191 million, or $0.18 per share, in fourth quarter 2011. Adjusted EBITDA in fourth quarter 2012 was $597 million, an increase of $315 million over third quarter 2012 and an increase of $152 million over fourth quarter 2011.

Special items in fourth quarter 2012 delivered a net gain of $178 million, primarily associated with the closing of the Tapoco Hydroelectric Project asset sale, which resulted in a $161 million after-tax gain. Another $78 million in gains, including those associated with discrete income tax items and the positive impact of mark-to-market changes on certain energy contracts, were mostly offset by the negative impact of restructuring, primarily related to plant curtailments and asset impairments, and the Massena, New York site fire.

Revenue for fourth quarter 2012 was $5.9 billion, up 1 percent compared with third quarter 2012, but down 2 percent compared with fourth quarter 2011 revenue of $6 billion.

Sequentially, the higher fourth quarter revenues were primarily due to improved realized pricing for aluminum (up 5 percent).

Alcoa delivered outstanding results across all businesses in the fourth quarter. Alcoa’s Primary Metals business delivered After-Tax Operating Income (ATOI) of $316 million in the fourth quarter, up $348 million over fourth quarter 2011 despite a 2 percent drop in realized metal prices. Fourth quarter 2012 ATOI was favorably impacted by the closing of the Tapoco asset sale. At the end of fourth quarter 2012, Global Primary Products had moved down the smelting cost curve by 4 percentage points.

The Company’s midstream and downstream businesses continued to turn in record performance, hitting new profitability highs. Global Rolled Products achieved record fourth quarter ATOI of $69 million, up $43 million year-on-year, and record fourth quarter adjusted EBITDA per metric ton of $344. Engineered Products and Solutions delivered record fourth quarter ATOI of $137 million, up 12 percent year-on-year, and achieved record fourth quarter adjusted EBITDA margin of 17.7 percent, the fourth consecutive quarter a year-over-year record was established.

Alcoa ended the quarter with strong cash results. The Company generated $535 million in free cash flow in the quarter, with cash from operations of $933 million, up $670 million sequentially. Alcoa also maintained its strong liquidity position, ending the quarter with cash on hand of $1.9 billion.

Following the record low in days working capital achieved in each quarter throughout 2012, the Company also achieved an all-time low for the fourth quarter at 24 days, three days lower than the previous fourth quarter record set in 2011, and 19 days lower than fourth quarter 2008. This is the 13th successive quarter the Company has demonstrated year-over-year improvement.

In fourth quarter 2012, the debt-to-capital ratio stood at 34.8 percent, 130 basis points lower than the sequential quarter, while net debt-to-capital stood at 29.7 percent.

2012 Full-Year

For the year 2012, revenue was $23.7 billion, compared to $25 billion in 2011. Income from continuing operations was $191 million, or $0.18 per share, in 2012 compared with $614 million, or $0.55 per share, in 2011. Excluding the impact of special items, income from continuing operations was $262 million, or $0.24 per share, for 2012, compared to $812 million, or $0.72 per share, for 2011.

Full-year 2012 net income was $191 million, or $0.18 per share, compared to $611 million, or $0.55 per share, in 2011.

Alcoa’s midstream and downstream businesses achieved record performance in 2012 with ATOI of $358 million and $612 million, respectively. Adjusted EBITDA per metric ton for Global Rolled Products was a full-year record at $390, 66 percent higher than the 10-year average and 19 percent higher than 2011. Engineered Products and Solutions ended the year with a record annual adjusted EBITDA margin of 19.2 percent, more than double where it was 10 years ago.

Alcoa turned in strong performance against its financial targets in 2012, delivering strong cash results in a challenging market. Despite a drop in both realized alumina prices and realized aluminum prices year-on-year, and $561 million in cash contributions to the pension plan, the Company generated $1.5 billion in cash from operations and $236 million of free cash flow in 2012. At the same time, Alcoa reduced net debt by over $450 million to its lowest level since 2006 ($7 billion), while maintaining a strong cash position of $1.9 billion. Alcoa ended 2012 with a debt-to-capital ratio of 34.8 percent, within its 30 to 35 percent target range.

Alcoa exceeded its productivity and overhead target for 2012, delivering $1.3 billion in productivity and overhead improvements, 52 percent more than target.

Capital spending for 2012 was $1.26 billion, $89 million below the annual target. For the year, capital expenditures and cash investment in the Saudi Arabia joint venture were approximately $1.4 billion, more than $270 million below the 2012 target.

Sustainable improvements in days working capital reached an all-time low of 24 days. This reflects a year-over-year improvement of 3 days, twice Alcoa’s target of 1.5 days.

Alcoa has taken significant action in the past four years to protect its investment grade rating and is in a stronger financial position today than 2008. Through a disciplined approach to capital spending and focus on liquidity in the past four years, the Company has generated $5 billion in productivity gains, reduced working capital by 19 days, contributed stock to the pension plan two of the last four years, and successfully monetized assets.

In addition, Alcoa has taken action to manage its debt maturity schedule. Excluding 2014 convertible debt, bond maturities have been minimized to $422 million over the next four years.

Alcoa has now completed its planned closure or curtailment of 531,000 metric tons, or 12 percent, of its highest-cost system smelting capacity, further improving the Company’s competitive position.

Segment Information

Alumina

ATOI in the fourth quarter was $41 million, up $50 million sequentially and down $84 million from fourth quarter 2011. The sequential increase was driven by continued productivity gains and positive London Metal Exchange (LME)-based pricing, somewhat offset by a slower rise in Alumina Price Index-pricing.

Primary Metals

ATOI in the fourth quarter was $316 million, up sequentially from negative $14 million, and up from negative $32 million in fourth quarter 2011. The $330 million sequential improvement was driven primarily by the closing of the Tapoco Hydroelectric Project asset sale, productivity gains within the segment, and positive LME-based pricing. Third-party realized price in the fourth quarter was $2,325 per metric ton, up 5 percent sequentially, but down 2 percent year-on-year.

Global Rolled Products

ATOI in the fourth quarter was $69 million, down from $98 million in the third quarter of 2012, but up from $26 million in fourth quarter 2011, a 165 percent year-on-year improvement. Sequentially, seasonal volume declines in packaging were somewhat offset by productivity improvements. The $43 million year-on-year improvement was driven by volume, productivity gains, and better price and mix, somewhat offset by cost increases. Global Rolled Products had record fourth quarter ATOI and adjusted EBITDA per metric ton. Days working capital was a record at 30 days, an improvement of 8 days compared with fourth quarter 2011.

Engineered Products and Solutions

ATOI in the fourth quarter was $137 million, down $23 million sequentially and up $15 million, or 12 percent, year-on-year. Sequentially, cost increases and unfavorable volume and price/mix were somewhat offset by continued productivity improvements. The year-on-year improvement was driven primarily by productivity gains, partially offset by cost increases.

Alba Update

Alcoa is actively negotiating with the Department of Justice (DOJ) and the Securities and Exchange Commission (SEC) to reach a resolution of their investigations of the Alba matter; however, we have not reached any agreement with either agency. Given the uncertainty regarding whether a settlement can be reached and, if reached, on what terms, we are not able to estimate a range of reasonably possible loss with regard to any such settlement. If a settlement of the government investigations is reached, we believe that the settlement amount would be material to Alcoa’s results of operations for the relevant fiscal period. If a settlement cannot be reached, Alcoa will proceed to trial with the DOJ and the SEC and under those circumstances is unable to predict an outcome or to estimate its reasonably possible loss. There can be no assurance that the final outcome of the government’s investigations will not have a material adverse effect on Alcoa.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on January 8, 2013 to present the quarter and full-year results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 125 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 11 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 31 countries across the world. For more information, visit www.alcoa.com and follow @Alcoa on Twitter at twitter.com/Alcoa.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “expects,” “forecasts,” “goal,” “outlook,” “plans,” “projects,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand for aluminum, end market conditions, growth opportunities for aluminum in automotive, aerospace, and other applications, or other trend projections, targeted financial results or operating performance, and statements about Alcoa’s strategies, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa, including aerospace, automotive, commercial transportation, building and construction, packaging, and industrial gas turbine; (d) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, euro, and Norwegian kroner; (e) increases in energy costs, including electricity, natural gas, and fuel oil, or the unavailability or interruption of energy supplies; (f) increases in the costs of other raw materials, including calcined petroleum coke, caustic soda, and liquid pitch; (g) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including moving its refining and smelting businesses down on the industry cost curves and increasing revenues in its Global Rolled Products and Engineered Products and Solutions segments), anticipated from its restructuring programs, productivity improvement, cash sustainability, and other initiatives; (h) Alcoa’s inability to realize expected benefits from newly constructed, expanded or acquired facilities or from international joint ventures as planned and by targeted completion dates, including the joint venture in Saudi Arabia or the upstream operations and investments in hydropower projects in Brazil; (i) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, civil unrest, and other events beyond Alcoa’s control; (j) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (k) the business or financial condition of key customers, suppliers, and business partners; (l) changes in tax rates or benefits; (m) adverse changes in discount rates or investment returns on pension assets; (n) the impact of cyber attacks and potential information technology or data security breaches; and (o) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2011, Forms 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	December 31, 2011	September 30, 2012	December 31, 2012

Sales	$5,989	$5,833	$5,898
Cost of goods sold (exclusive of expenses below)	5,228	5,266	4,968
Selling, general administrative, and other expenses	268	234	277
Research and development expenses	48	51	56
Provision for depreciation, depletion, and amortization	367	366	362
Restructuring and other charges	232	2	60
Interest expense	125	124	120
Other income, net	(40)	(2)	(345)

Total costs and expenses	6,228	6,041	5,498
(Loss) income from continuing operations before income taxes	(239)	(208)	400
(Benefit) provision for income taxes	(74)	(33)	143

(Loss) income from continuing operations	(165)	(175)	257
Income from discontinued operations	2	—	—

Net (loss) income	(163)	(175)	257
Less: Net income (loss) attributable to noncontrolling interests	28	(32)	15

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA	$(191)	$(143)	$242

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
(Loss) income from continuing operations	$(193)	$(143)	$242
Income from discontinued operations	2	—	—

Net (loss) income	$(191)	$(143)	$242

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
(Loss) income from continuing operations	$(0.18)	$(0.13)	$0.23
Income from discontinued operations	—	—	—

Net (loss) income	$(0.18)	$(0.13)	$0.23

Diluted:
(Loss) income from continuing operations	$(0.18)	$(0.13)	$0.21
Income from discontinued operations	—	—	—

Net (loss) income	$(0.18)	$(0.13)	$0.21

Average number of shares used to compute:
Basic earnings per common share	1,064,363,032	1,067,000,575	1,067,197,166
Diluted earnings per common share	1,064,363,032	1,067,000,575	1,167,549,803
Shipments of aluminum products (metric tons)	1,280,000	1,317,000	1,280,000

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Year ended December 31,
	2011	2012
Sales	$24,951	$23,700
Cost of goods sold (exclusive of expenses below)	20,480	20,486
Selling, general administrative, and other expenses	1,027	997
Research and development expenses	184	197
Provision for depreciation, depletion, and amortization	1,479	1,460
Restructuring and other charges	281	87
Interest expense	524	490
Other income, net	(87)	(341)

Total costs and expenses	23,888	23,376
Income from continuing operations before income taxes	1,063	324
Provision for income taxes	255	162

Income from continuing operations	808	162
Loss from discontinued operations	(3)	—

Net income	805	162
Less: Net income (loss) attributable to noncontrolling interests	194	(29)

NET INCOME ATTRIBUTABLE TO ALCOA	$611	$191

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Income from continuing operations	$614	$191
Loss from discontinued operations	(3)	—

Net income	$611	$191

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Income from continuing operations	$0.58	$0.18
Loss from discontinued operations	(0.01)	—

Net income	$0.57	$0.18

Diluted:
Income from continuing operations	$0.55	$0.18
Loss from discontinued operations	—	—

Net income	$0.55	$0.18

Average number of shares used to compute:
Basic earnings per common share	1,061,039,969	1,066,650,500
Diluted earnings per common share	1,160,695,735	1,076,478,519
Common stock outstanding at the end of the period	1,064,412,066	1,067,211,953
Shipments of aluminum products (metric tons)	5,037,000	5,197,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2011	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,939	$1,861
Receivables from customers, less allowances of $46 in 2011 and $39 in 2012	1,571	1,322
Other receivables	371	405
Inventories	2,899	2,825
Prepaid expenses and other current assets	933	1,328

Total current assets	7,713	7,741

Properties, plants, and equipment	37,608	38,137
Less: accumulated depreciation, depletion, and amortization	18,326	19,190

Properties, plants, and equipment, net	19,282	18,947

Goodwill	5,157	5,170
Investments	1,626	1,860
Deferred income taxes	3,546	3,738
Other noncurrent assets	2,796	2,707

Total assets	$40,120	$40,163

LIABILITIES
Current liabilities:
Short-term borrowings	$62	$53
Commercial paper	224	—
Accounts payable, trade	2,692	2,692
Accrued compensation and retirement costs	985	1,058
Taxes, including income taxes	438	389
Other current liabilities	1,167	1,283
Long-term debt due within one year	445	465

Total current liabilities	6,013	5,940

Long-term debt, less amount due within one year	8,640	8,311
Accrued pension benefits	3,261	3,746
Accrued other postretirement benefits	2,583	2,603
Other noncurrent liabilities and deferred credits	2,428	3,056

Total liabilities	22,925	23,656

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	1,178	1,178
Additional capital	7,561	7,560
Retained earnings	11,629	11,689
Treasury stock, at cost	(3,952)	(3,881)
Accumulated other comprehensive loss	(2,627)	(3,418)

Total Alcoa shareholders’ equity	13,844	13,183

Noncontrolling interests	3,351	3,324

Total equity	17,195	16,507

Total liabilities and equity	$40,120	$40,163

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Year ended December 31,
	2011	2012
CASH FROM OPERATIONS
Net income	$805	$162
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	1,481	1,462
Deferred income taxes	(181)	(105)
Equity (income) loss, net of dividends	(26)	2
Restructuring and other charges	281	87
Net gain from investing activities – asset sales	(41)	(321)
Loss from discontinued operations	3	—
Stock-based compensation	83	67
Excess tax benefits from stock-based payment arrangements	(6)	(1)
Other	53	89
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) decrease in receivables	(115)	117
(Increase) decrease in inventories	(339)	96
Decrease (increase) in prepaid expenses and other current assets	74	(49)
Increase (decrease) in accounts payable, trade	394	(22)
(Decrease) in accrued expenses	(38)	(97)
Increase in taxes, including income taxes	118	15
Pension contributions	(336)	(561)
(Increase) in noncurrent assets	(154)	(13)
Increase in noncurrent liabilities	147	572

CASH PROVIDED FROM CONTINUING OPERATIONS	2,203	1,500
CASH USED FOR DISCONTINUED OPERATIONS	(10)	(3)

CASH PROVIDED FROM OPERATIONS	2,193	1,497

FINANCING ACTIVITIES
Net change in short-term borrowings (original maturities of three months or less)	(31)	(10)
Net change in commercial paper	224	(224)
Additions to debt (original maturities greater than three months)	1,256	1,072
Debt issuance costs	(17)	(5)
Payments on debt (original maturities greater than three months)	(1,194)	(1,589)
Proceeds from exercise of employee stock options	37	12
Excess tax benefits from stock-based payment arrangements	6	1
Dividends paid to shareholders	(131)	(131)
Distributions to noncontrolling interests	(257)	(95)
Contributions from noncontrolling interests	169	171

CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	62	(798)

INVESTING ACTIVITIES
Capital expenditures	(1,287)	(1,261)
Acquisitions, net of cash acquired	(240)	—
Proceeds from the sale of assets and businesses	38	615
Additions to investments	(374)	(300)
Sales of investments	54	31
Net change in restricted cash	(4)	87
Other	(39)	69

CASH USED FOR INVESTING ACTIVITIES	(1,852)	(759)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(7)	(18)

Net change in cash and cash equivalents	396	(78)
Cash and cash equivalents at beginning of year	1,543	1,939

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,939	$1,861

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	4Q11	2011	1Q12	2Q12	3Q12	4Q12	2012
Alumina:
Alumina production (kmt)	4,178	16,486	4,153	4,033	4,077	4,079	16,342
Third-party alumina shipments (kmt)	2,378	9,218	2,293	2,194	2,368	2,440	9,295
Third-party sales	$847	$3,462	$775	$750	$764	$803	$3,092
Intersegment sales	$620	$2,727	$617	$576	$575	$542	$2,310
Equity (loss) income	$(2)	$25	$1	$1	$2	$1	$5
Depreciation, depletion, and amortization	$112	$444	$114	$114	$120	$107	$455
Income taxes	$33	$179	$(1)	$(6)	$(22)	$2	$(27)
After-tax operating income (ATOI)	$125	$607	$35	$23	$(9)	$41	$90

Primary Metals:
Aluminum production (kmt)	962	3,775	951	941	938	912	3,742
Third-party aluminum shipments (kmt)	805	2,981	771	749	768	768	3,056
Alcoa’s average realized price per metric ton of aluminum	$2,374	$2,636	$2,433	$2,329	$2,222	$2,325	$2,327
Third-party sales	$1,991	$8,240	$1,944	$1,804	$1,794	$1,890	$7,432
Intersegment sales	$633	$3,192	$761	$782	$691	$643	$2,877
Equity loss	$(3)	$(7)	$(2)	$(9)	$(5)	$(11)	$(27)
Depreciation, depletion, and amortization	$136	$556	$135	$133	$130	$134	$532
Income taxes	$(37)	$92	$(13)	$(19)	$(19)	$157	$106
ATOI	$(32)	$481	$10	$(3)	$(14)	$316	$309

Global Rolled Products:
Third-party aluminum shipments (kmt)	407	1,780	452	484	483	448	1,867
Third-party sales	$1,691	$7,642	$1,845	$1,913	$1,849	$1,771	$7,378
Intersegment sales	$39	$218	$44	$44	$42	$33	$163
Equity loss	$(3)	$(3)	$(1)	$(2)	$(1)	$(2)	$(6)
Depreciation, depletion, and amortization	$58	$237	$57	$57	$57	$58	$229
Income taxes	$10	$104	$49	$43	$44	$31	$167
ATOI	$26	$266	$96	$95	$98	$69	$358

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	53	221	58	59	53	52	222
Third-party sales	$1,355	$5,345	$1,390	$1,420	$1,367	$1,348	$5,525
Equity income	$—	$1	$—	$—	$—	$—	$—
Depreciation, depletion, and amortization	$39	$158	$40	$39	$39	$40	$158
Income taxes	$59	$260	$72	$77	$79	$69	$297
ATOI	$122	$539	$155	$160	$160	$137	$612

Reconciliation of ATOI to consolidated net (loss) income attributable to Alcoa:
Total segment ATOI	$241	$1,893	$296	$275	$235	$563	$1,369
Unallocated amounts (net of tax):
Impact of LIFO	11	(38)	—	19	(7)	8	20
Interest expense	(81)	(340)	(80)	(80)	(81)	(78)	(319)
Noncontrolling interests	(28)	(194)	(5)	17	32	(15)	29
Corporate expense	(71)	(290)	(64)	(69)	(62)	(87)	(282)
Restructuring and other charges	(161)	(196)	(7)	(10)	(2)	(56)	(75)
Discontinued operations	2	(3)	—	—	—	—	—
Other	(104)	(221)	(46)	(154)	(258)	(93)	(551)

Consolidated net (loss) income attributable to Alcoa	$(191)	$611	$94	$(2)	$(143)	$242	$191

The difference between certain segment totals and consolidated amounts is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(dollars in millions)

Adjusted EBITDA Margin	Quarter ended			Year ended
	December 31, 2011	September 30, 2012	December 31, 2012	December 31, 2011	December 31, 2012
Net (loss) income attributable to Alcoa	$(191)	$(143)	$242	$611	$191
Add:
Net income (loss) attributable to noncontrolling interests	28	(32)	15	194	(29)
(Income) loss from discontinued operations	(2)	—	—	3	—
(Benefit) provision for income taxes	(74)	(33)	143	255	162
Other income, net	(40)	(2)	(345)	(87)	(341)
Interest expense	125	124	120	524	490
Restructuring and other charges	232	2	60	281	87
Provision for depreciation, depletion, and amortization	367	366	362	1,479	1,460

Adjusted EBITDA	$445	$282	$597	$3,260	$2,020

Sales	$5,989	$5,833	$5,898	$24,951	$23,700
Adjusted EBITDA Margin	7.4%	4.8%	10.1%	13.1%	8.5%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Free Cash Flow	Quarter ended			Year ended
	December 31, 2011	September 30, 2012	December 31, 2012	December 31, 2011	December 31, 2012
Cash from operations	$1,142	$263	$933	$2,193	$1,497
Capital expenditures	(486)	(302)	(398)	(1,287)	(1,261)

Free cash flow	$656	$(39)	$535	$906	$236

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per-share amounts)

Adjusted Income	Quarter ended		Year ended
	December 31, 2012		December 31, 2011		December 31, 2012
	Income	Diluted EPS	Income	Diluted EPS	Income	Diluted EPS
Net income attributable to Alcoa	$242	$0.21	$611	$0.55	$191	$0.18
Loss from discontinued operations	—		(3)		—

Income from continuing operations attributable to Alcoa	242	0.21	614	0.55	191	0.18
Restructuring and other charges	54		181		73
Discrete tax items*	(58)		2		(22)
Other special items**	(174)		15		20

Income from continuing operations attributable to Alcoa – as adjusted	$64	0.06	$812	0.72	$262	0.24

Income from continuing operations attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income from continuing operations attributable to Alcoa determined under GAAP as well as Income from continuing operations attributable to Alcoa – as adjusted.

*	Discrete tax items include the following:

•

for the quarter ended December 31, 2012, a benefit related to the interim period treatment of losses in jurisdictions for which no tax benefit was recognized during the nine months ended September 30, 2012 ($39); a benefit for a capital loss on an investment ($13); and a net benefit for other miscellaneous items ($6);

•

for the year ended December 31, 2012, a benefit for a capital loss on an investment ($13); a benefit as a result of including the then anticipated gain from the sale of the Tapoco Hydroelectric Project in the calculation of the estimated annual effective tax rate applied to the results for the nine months ended September 30, 2012 ($12); a charge related to prior year U.S. taxes on certain depletable assets ($8); and a net benefit for other miscellaneous items ($5); and

•

for the year ended December 31, 2011, charges for a tax rate change in Hungary and a tax law change regarding the utilization of net operating losses in Italy ($8); a charge related to the 2010 change in the tax treatment of federal subsidies received related to prescription drug benefits provided under certain retiree health benefit plans ($7); a net benefit for adjustments made related to the filing of 2010 tax returns in various jurisdictions ($5); and a net benefit for other miscellaneous items ($8).

**	Other special items include the following:

•

for the quarter ended December 31, 2012, a gain on the sale of the Tapoco Hydroelectric Project ($161: $275 is included in the Primary Metals segment and $(114) is included in Corporate); a net favorable change in certain mark-to-market energy derivative contracts ($12); interest income on an escrow deposit ($8); and uninsured losses related to fire damage to the cast house at the Massena, NY location ($7);

•

for the year ended December 31, 2012, a gain on the sale of the Tapoco Hydroelectric Project ($161: $275 is included in the Primary Metals segment and $(114) is included in Corporate); a net increase in the environmental reserve related to the Grasse River remediation in Massena, NY, remediation at two former locations, East St. Louis, IL and Sherwin, TX, and two new remediation projects at the smelter sites in Baie Comeau, Quebec, Canada and Mosjøen, Norway ($133); a litigation reserve ($33); uninsured losses related to fire damage to the cast house at the Massena, NY location ($28); interest income on an escrow deposit ($8); and a net favorable change in certain mark-to-market energy derivative contracts ($5); and

•

for the year ended December 31, 2011, a net favorable change in certain mark-to-market energy derivative contracts ($36); a net charge comprised of expenses for the early repayment of Notes set to mature in 2013 due to the premiums paid under the tender offers and call option and gains from the termination of related “in-the-money” interest rate swaps ($32); uninsured losses, including costs related to flood damage to a plant in Pennsylvania caused by Hurricane Irene, ($25); a gain on the sale of land in Australia ($18); costs related to acquisitions of the aerospace fastener business of TransDigm Group Inc. and full ownership of carbothermic smelting technology from ORKLA ASA ($8); and the write off of inventory related to the permanent closure of a smelter in the U.S ($4).

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Days Working Capital	Quarter ended
	December 31, 2011	September 30, 2012	December 31, 2012
Receivables from customers, less allowances	$1,571	$1,619	$1,322
Add: Deferred purchase price receivable*	—	81	71

Receivables from customers, less allowances, as adjusted	1,571	1,700	1,393
Add: Inventories	2,899	2,973	2,825
Less: Accounts payable, trade	2,692	2,590	2,692

Working Capital	$1,778	$2,083	$1,526

Sales	$5,989	$5,833	$5,898
Days Working Capital	27	33	24

Days Working Capital = Working Capital divided by (Sales/number of days in the quarter).

*	The deferred purchase price receivable relates to an arrangement to sell certain customer receivables to a financial institution on a recurring basis. Alcoa is adding back this receivable for the purposes of the Days Working Capital calculation.

Net Debt-to-Capital	December 31, 2012
	Debt-to-Capital	Cash and Cash Equivalents	Net Debt-to- Capital
Total Debt
Short-term borrowings	$53
Commercial paper	—
Long-term debt due within one year	465
Long-term debt, less amount due within one year	8,311

Numerator	$8,829	$1,861	$6,968
Total Capital
Total debt	$8,829
Total equity	16,507

Denominator	$25,336	$1,861	$23,475
Ratio	34.8%		29.7%

Net debt-to-capital is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa’s leverage position after factoring in available cash that could be used to repay outstanding debt.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures Adjusted EBITDA	Alumina		Primary Metals		Global Rolled Products		Engineered Products and Solutions
	Quarter ended		Quarter ended		Quarter ended	Year ended	Quarter ended	Year ended
	September 30, 2012	December 31, 2012	September 30, 2012	December 31, 2012	December 31, 2012	December 31, 2012	December 31, 2012	December 31, 2012
After-tax operating income (ATOI)	$(9)	$41	$(14)	$316	$69	$358	$137	$612
Add:
Depreciation, depletion, and amortization	120	107	130	134	58	229	40	158
Equity (income) loss	(2)	(1)	5	11	2	6	—	—
Income taxes	(22)	2	(19)	157	31	167	69	297
Other	(1)	(4)	2	(423)	—	(2)	(7)	(8)

Adjusted EBITDA	$86	$145	$104	$195	$160	$758	$239	$1,059

Production (thousand metric tons) (kmt)	4,077	4,079	938	912
Adjusted EBITDA / Production ($ per metric ton)	$21	$36	$111	$214
Total shipments (thousand metric tons) (kmt)					465	1,943
Adjusted EBITDA / Total shipments ($ per metric ton)					$344	$390
Total sales							$1,348	$5,525
Adjusted EBITDA Margin							18%	19%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.